UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2023

C.H. ROBINSON WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23189	41-1883630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

14701 Charlson Road
Eden Prairie, Minnesota 55347
(Address of principal executive offices and zip code)

(952) 937-8500

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	CHRW	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2023, C.H. Robinson Worldwide, Inc. (the “Company”) announced that its Board of Directors (the “Board”) appointed David P. Bozeman as President and Chief Executive Officer (“CEO”) and a director of the Company, effective June 26, 2023. Mr. Bozeman succeeds Scott Anderson, a member of the Board who has served as Interim Chief Executive Officer since January 1, 2023. Mr. Anderson’s term as Interim CEO will end at the end of the day on June 25, 2023 and he will remain on the Board.

Mr. Bozeman, age 54, currently serves as Vice President, Ford Customer Service Division, and Vice President, Enthusiast Vehicles, for Ford Blue of Ford Motor Company, a position he has held since August 2022. Prior to joining Ford, Mr. Bozeman was Senior Vice President, Amazon Transportation Services of Amazon.com, Inc. from February 2017 to August 2022. Mr. Bozeman previously held leadership positions of increasing responsibility at Caterpillar Inc. and Harley-Davidson, Inc.

The Talent & Compensation Committee approved the following annual compensation for Mr. Bozeman: (i) annual base salary of $1.0 million, (ii) target annual cash incentive of 150% of base salary (with the payout prorated for the portion of the year during which Mr. Bozeman serves as CEO), and (iii) long-term equity incentive awards valued at $6.5 million (which grants for 2023 will be prorated for the portion of the year during which Mr. Bozeman serves as CEO), 60% of which will be issued in the form of performance stock units and 40% in the form of restricted stock units, each with the same performance measures and vesting dates as comparable awards made to the Company’s other executive officers for fiscal 2023. In addition, Mr. Bozeman will receive (i) a signing bonus of $5.0 million that is repayable if his employment terminates prior to the second anniversary of the commencement of his employment for any reason other than involuntary termination without cause or his resignation for good reason, a majority of which will be used to repay certain relocation reimbursements to his current employer, (ii) a one-time performance stock unit award valued at $6.5 million that vests based on achievement of 10% compound annual growth in adjusted diluted earnings per share over a three year period and (iii) a make-whole restricted stock unit award to replace equity forfeited from his current employer valued at $12.0 million that vests as to 25% of the shares on each of the six month and one year anniversaries of the date of grant, 30% of the shares on the second anniversary of the date of grant, and 20% of the shares on the third anniversary of the date of grant, in each case subject to certain accelerated or continued vesting provisions. The number of units subject to each equity award described above will be determined by dividing the value of the grant by the average closing price of a share of the Company’s common stock during the 30-day period ending on the trading date before June 26, 2023, and rounding down to the nearest whole number. All of Mr. Bozeman’s initial equity grants will be issued outside of the Company’s 2022 Equity Incentive Plan, in accordance with Nasdaq Listing Rule 5635(c)(4), but will be subject to substantially the same terms as awards made under such plans.

Mr. Bozeman’s employment offer letter agreement also provides that he will participate in the Company’s Executive Separation Plan, provided that (i) he will also be eligible for severance benefits for a standard termination in the event that he voluntarily resigns for good reason, (ii) in the event of a standard termination he will be entitled to the same severance benefits provided by the change in control termination guidelines (provided that the base pay will be paid in installments instead of a lump sum and that vesting of his equity awards will be as set forth in the award agreements), and (iii) his change in control protection period will include any qualifying termination occurring three months before a change in control. His letter agreement also sets forth individually negotiated definitions of “cause” and “good reason” that apply for purposes of his severance benefits and equity awards. Mr. Bozeman will also be entitled to certain relocation benefits, housing and transportation benefits (up to a maximum of $100,000 annually), up to $100,000 of personal use of the Company’s aircraft, and an executive physical paid for by the Company. The employment offer letter agreement between the Company and Mr. Bozeman is filed as Exhibit 10.1 hereto, which includes as exhibits thereto the forms of the award agreements for the equity awards to be granted to Mr. Bozeman.

A copy of the press release announcing Mr. Bozeman’s appointment is filed as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER

10.1	Employment offer letter agreement with David Bozeman dated June 4, 2023.

99.1	Press Release dated June 6, 2023.

104	The cover page from the Current Report on Form 8-K formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C.H. ROBINSON WORLDWIDE, INC.

Dated: June 6, 2023	By:	/s/ Ben G. Campbell
Ben G. Campbell Chief Legal Officer and Secretary

4